Exhibit 99.1

Novocure Reports Third Quarter 2015 Operating and Financial Results

FDA approved Optune™ in combination with temozolomide for the treatment of newly diagnosed glioblastoma on October 5, 2015

CE Mark was placed on the second generation Optune system. First patients treated in Europe with the newly designed, smaller, lighter system

468 active patients at quarter end, an increase of 161% versus the prior year quarter end

St. Helier, Jersey – Novocure (NASDAQ: NVCR), a commercial stage oncology company pioneering a novel therapy for solid tumors, today reported operating and financial results for the three and nine months ended September 30, 2015.

“The last few months were marked by a number of significant milestones. Most notably, on October 5, we received FDA approval for Optune in newly diagnosed glioblastoma. This approval increases our target patient population in the US by almost 70% and enables our sales and marketing organization to lead with the strong and impactful message of improved overall survival,” said Asaf Danziger, Novocure’s Chief Executive Officer. “Our commercial organization was ready for the approval and our sales team is now actively promoting Optune as a superior therapy for newly diagnosed glioblastoma as we work to transform the standard of care.”

“We believe we will achieve significant growth as we drive adoption of Optune in newly diagnosed glioblastoma and work to transform the standard of care in our first indication,” said Bill Doyle, Novocure’s Executive Chairman. “We also remain focused on advancing our clinical pipeline to evaluate the use of Tumor Treating Fields for a variety of additional solid tumors, including ongoing trials in brain metastases, pancreatic cancer, ovarian cancer, and mesothelioma.”

Key Milestones in Third Quarter 2015

FDA approved Optune for newly diagnosed glioblastoma

•	FDA approved Optune in combination with temozolomide for the treatment of adult patients with newly diagnosed glioblastoma on October 5, 2015.

•	Optune is the first FDA-approved therapy in more than a decade to demonstrate statistically significant extension of survival in newly diagnosed glioblastoma patients.

•	The EF-14 trial achieved statistically significant extension of both progression-free survival and overall survival in newly diagnosed glioblastoma.

•	The two-year survival rate among patients treated with Optune in combination with temozolomide was 50% higher than in patients treated with temozolomide alone.

•	No significant additive systemic toxicity was observed in the trial, and patients maintained stable quality-of-life, cognitive function and activities of daily living while using Optune.

US commercial launch activities

•	US sales force expanded from 17 full-time employees as of June 30, 2015 to 27 full-time employees as of September 30, 2015 to effectively target physicians who treat newly diagnosed glioblastoma.

•	215 US leading cancer centers were certified to prescribe Optune as of September 30, 2015, an increase of 10% from the prior quarter, with the growth primarily coming from community-based practices.

•	Priority clinician segments expanded to include radiation oncologists and high-volume medical oncologists in addition to the established customer base of neuro-oncologists given the multidisciplinary approach typical for the treatment of newly diagnosed glioblastoma, especially in the community setting.

Initial public offering

•	NovoCure Limited closed its initial public offering of 7,500,000 ordinary shares at a price to the public of $22 per share on October 7, 2015.

•	NovoCure Limited announced a partial exercise of the over-allotment option by the underwriters of its initial public offering in the amount of an additional 376,195 ordinary shares at initial public offering price.

•	Total net proceeds of approximately $158 million, after deducting the underwriters’ discount and estimated offering expenses, are intended for working capital and general corporate purposes, including clinical trials and research and development and continued commercialization of Optune and its future delivery systems.

Other highlights

•	CE Mark was placed on the newly designed, second generation Optune system. The second generation system is more than 50% lighter and 50% smaller than the first generation Optune system. In Germany, the first commercial patients have begun to use the second generation Optune system.

•	Clinical trial website launched at www.novocuretrials.com to provide patients and their families with educational information regarding ongoing clinical trials testing TTFields in a variety of solid tumor cancers.

•	Novocure presented data on TTFields at an International Conference of the Institute of Electrical and Electronics Engineers (IEEE). IEEE is the world’s largest professional association dedicated to the advancement of technology with over 426,000 members in more than 160 countries.

•	Novocure presented clinical trial designs and preclinical data on TTFields at the 16th World Conference on Lung Cancer.

•	Novocure selected as a Technology Pioneer by the World Economic Forum, a recognition of the world’s most innovative companies.

Third Quarter 2015 Operating Statistics

•	354 prescriptions were received in the quarter, an increase of 149% versus the prior year quarter. These gains were achieved prior to FDA approval of Optune for newly diagnosed GBM.

•	There were 468 active patients on Optune therapy at quarter end, an increase of 161% versus the prior year quarter. 408 of the active patients were in the US and 60 of the active patients were outside of the US, primarily in Europe.

•	In the US, total cash payments of $19.7 million, net of indirect taxes, received during the nine months ended September 30, 2015 were recorded as revenues for Optune therapy provided to patients in the current and prior periods. These cash payments represent an average of approximately $14,500 for each month of use, net of indirect taxes.

Third Quarter 2015 Financial Highlights

In accordance with US GAAP, Novocure accounts for revenue when cash is collected. Cost of revenues reflects costs incurred for patients receiving TTFields treatment in the period. Gross margin as a percentage of revenues is affected by timing of revenue recognition based on cash collections, which often results in costs being incurred in one period that relate to revenues recognized in a later period.

•	Net revenues for the third quarter were $9.0 million, an increase of 105% versus the prior year quarter. The increase was primarily driven by a 60% increase in the number of US certified centers at September 30, 2014 versus at September 30, 2015, from 135 to 215, respectively, and increased US sales and marketing efforts in recurrent GBM.

•	Cost of revenues for the third quarter was $5.7 million, an increase of 119% versus the prior year quarter. The increase was due to the increased volume of Optune shipments to commercial patients.

•	Research, development and clinical trial expenses for the third quarter were 10.2 million, an increase of 10% versus the prior year quarter, driven primarily by an increase in clinical trial expenses and development costs of the second generation Optune system.

•	Sales and marketing expenses for the third quarter were $8.9 million, an increase of 66% versus the prior year quarter, driven primarily by an increase in advertising and other marketing expenses and increased headcount to support marketing activities.

•	General and administrative expenses for the third quarter were $8.4 million, an increase of 67% versus the prior year quarter, driven primarily by an increase in personnel, facilities and travel costs.

•	Novocure ended the quarter with $110.3 million in cash and cash equivalents and short-term investments of $27.0 million.

•	On October 7, 2015, Novocure completed the IPO of its ordinary shares, which resulted in the sale of 7,500,000 ordinary shares at a price to the public of $22.00 per ordinary share. Novocure received net proceeds from the IPO of approximately $153.5 million, net of underwriting discounts and commissions before expenses.

•	On October 19, 2015, following the partial exercise by the underwriters of their overallotment option, Novocure sold an additional 376,195 ordinary shares and received additional net proceeds of approximately $7.7 million, net of underwriting discounts and commissions.

Conference Call and Webcast Details

Analysts and investors can participate in the conference call by dialing (877)726-5929 for domestic callers and (530)379-4648 for international callers, using the conference ID 61549947. The webcast can be accessed live from the Investors section of Novocure’s website, www.novocure.com, and will available for replay for 90 days following the call.

About Tumor Treating Fields (TTFields)

Tumor Treating Fields (TTFields) therapy is delivered by a portable, non-invasive medical device designed for continuous use by patients. In vitro and in vivo studies have shown that TTFields therapy slows and reverses tumor growth by inhibiting mitosis, the process by which cells divide and replicate. TTFields therapy creates low intensity, alternating electric fields within a tumor that exert physical forces on electrically charged cellular components, preventing the normal mitotic process and causing cancer cell death.

Approved Indications

In the United States, Optune is intended as a treatment for adult patients (22 years of age or older) with histologically-confirmed glioblastoma multiforme (GBM).

In the United States, Optune with temozolomide is indicated for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

In the United States, for the treatment of recurrent GBM, Optune is indicated following histologically-or radiologically-confirmed recurrence in the supra-tentorial region of the brain after receiving chemotherapy. The device is intended to be used as a monotherapy, and is intended as an alternative to standard medical therapy for GBM after surgical and radiation options have been exhausted.

In the European Union, Optune is intended for the treatment of patients with newly diagnosed GBM, after surgery and radiotherapy with adjuvant temozolomide, concomitant to maintenance temozolomide. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after surgery and radiation therapy with adjuvant temozolomide. Treatment may be given together with maintenance temozolomide and after maintenance temozolomide is stopped.

In the European Union, Optune is also intended for the treatment of patients with recurrent GBM who have progressed after surgery, radiotherapy and temozolomide treatment for their primary disease. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after the latest surgery, radiation therapy or chemotherapy.

In Japan, Optune (the NovoTTF-100A System) is approved for the treatment of adult patients with recurrent supra-tentorial glioblastoma after all possible surgical and radiation therapy options have been exhausted.

Patients should only use Optune under the supervision of a physician properly trained in use of the device. Full prescribing information is available at www.optune.com/safety or by calling toll free 1-855-281-9301 in the US or by email at supportEMEA@novocure.com in the European Union.

About Novocure

Novocure is a Jersey Isle oncology company pioneering a novel therapy for solid tumors called TTFields. Novocure’s US operations are based in Portsmouth, NH and New York, NY. Additionally, the company has offices in Germany, Switzerland, and Japan and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or, in each case, their negative, or other variations or comparable terminology. NovoCure Limited derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While NovoCure Limited believes that its assumptions are reasonable, it is difficult to predict the impact of known factors and, of course, it is impossible to anticipate all factors that could affect actual results. These factors are discussed in the “Risk factors,” “Cautionary note regarding forward-looking statements,” “Management’s discussion and analysis of financial condition and results of operations,” and “Our business” sections and elsewhere in NovoCure Limited’s registration statement.

You should keep in mind that any forward-looking statement made by NovoCure Limited herein, or elsewhere, speaks only as of the date on which made. New risks and uncertainties come up from time to time, and it is impossible for NovoCure Limited to predict these events or how they may affect it. NovoCure Limited has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212 767 7558

Condensed Interim Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	Unaudited		Unaudited
Net revenues	$8,953	$4,374	$20,704	$11,689
Cost of revenues	5,659	2,586	14,306	7,406

Gross profit	3,294	1,788	6,398	4,283

Operating costs and expenses:
Research, development and clinical trials	10,211	9,276	32,903	29,191
Sales and marketing	8,916	5,384	24,137	16,439
General and administrative	8,405	5,033	22,748	15,800

Total operating costs and expenses	27,532	19,693	79,788	61,430

Operating loss	(24,238)	(17,905)	(73,390)	(57,147)
Financial expenses, net	(809)	(53)	(2,277)	(91)

Loss before income tax expense	(25,047)	(17,958)	(75,667)	(57,238)
Income tax expense	976	362	2,986	528

Net loss	$(26,023)	$(18,320)	$(78,653)	$(57,766)

Basic and diluted net loss per Ordinary share	$(2.09)	$(1.45)	$(6.21)	$(4.67)

Weighted average number of Ordinary shares used in computing basic and diluted net loss per share	12,431,586	12,594,483	12,666,455	12,377,832

Condensed Interim Consolidated Balance Sheets

USD in thousands (except share data)

	September 30,	December 31,
	2015	2014
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$110,324	$57,613
Short-term investments	26,999	44,999
Restricted cash	166	61
Receivables and prepaid expenses	10,164	5,711
Inventories	11,149	3,446

Total current assets	158,802	111,830

LONG-TERM ASSETS:
Property and equipment, net	6,106	3,732
Field equipment, net	4,516	2,017
Severance pay fund	75	70
Deferred IPO costs	2,577	—
Other long-term assets	1,705	227

Total long-term assets	14,979	6,046

TOTAL ASSETS	$173,781	$117,876

	September 30,	December 31,
	2015	2014
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$15,235	$10,033
Other payables and accrued expenses	10,680	7,636

Total current liabilities	25,915	17,669

LONG-TERM LIABILITIES:
Long-term loan, net of discount	24,554	—
Accrued severance pay	248	246
Other long-term liabilities	1,840	2,086

Total long-term liabilities	26,642	2,332

TOTAL LIABILITIES	$52,557	$20,001

COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Share capital -
Ordinary shares—unlimited no par value shares authorized; Issued and outstanding: 12,432,293 shares and 13,431,414 shares at September 30, 2015 (unaudited), and December 31, 2014, respectively;	—	—
Preferred shares—unlimited no par value shares authorized; Issued and outstanding: 62,744,517 shares and 58,676,017 shares at September 30, 2015 (unaudited), and December 31, 2014, respectively;	—	—
Additional paid-in capital	476,377	374,375
Accumulated deficit	(355,153)	(276,500)

Total shareholders’ equity	121,224	97,875

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$173,781	$117,876